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                                                                     EXHIBIT 2.1

   STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 09/24/1997
   971319715 - 2799925



                           CERTIFICATE OF FORMATION

                                      OF

                             EBS BUILDING, L.L.C.


        The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:


        FIRST:   The name of the limited liability company (hereinafter called the "limited liability company") is EBS Building, L.L.C.

        SECOND: The address of the registered office of and the name and the address of the registered agent for service of process on the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

                                    * * *

        This Certificate of Formation shall become effective at 10:00 a.m., Delaware time (the "Effective Time") on September 25, 1997, and shall not become effective until such time. The limited liability company shall be formed as of the Effective Time.

Executed on September 22, 1997.


                        /s/ David B. Cooper, Jr.
                        ---------------------------------------
                        David B. Cooper, Jr., Authorized Person